[SYSCO LETTERHEAD]
PERSONAL AND CONFIDENTIAL
April 1, 2015
Mr. R. Chris Kreidler
1390 Enclave Parkway
Houston, Texas 77077
Dear Chris:
This letter agreement (the “Agreement”) outlines the details of your voluntary resignation from employment as Executive Vice President and Chief Financial Officer of Sysco Corporation (the “Company”).
Timing and Responsibilities: You will continue to serve as Executive President and Chief Financial Officer of the Company through August 31, 2015, reporting to me. From September 1, 2015 through December 31, 2015, you will continue to serve as Executive Vice President of the Company with your duties directed by me. Your resignation will become effective on December 31, 2015 (the “Resignation Date”).
Compensation:

•	Your annual base salary will remain $736,000 through your Resignation Date. You will not be eligible for a merit increase in 2015.

•	You will not be eligible for a FY2016 annual incentive award.

•
You will not be eligible for any CPU award payouts other than with respect to any earned FY2013 - FY2015 Cash Performance Unit (CPU) Award, which will be payable to you at the normal time (August, 2015).

•
Until the Resignation Date, your outstanding stock option and RSU grants will continue to vest according to their original schedules. Vested stock options are exercisable according to the terms and conditions of those awards. All Sysco stock sales and purchases are subject to blackout period restrictions and required approvals.

•	You will not be eligible for any new long-term incentive grants in FY2016.

•	You will maintain your eligibility for a merger incentive award (subject to approval by the Compensation Committee of the Board of Directors). The recoupment requirement for this award will be waived at the time of payment contingent upon your execution of a customary release of claims in favor of the Company.
Commuting Expenses: The Company will reimburse you for commuting expenses between New York and Houston incurred between July 1, 2015 and December 31, 2015. Reimbursable commuting expenses include airfare, car rental, personal vehicle mileage, hotel or other lodging expenses, and airport parking. All commuting expenses incurred under this arrangement shall be in accordance with Sysco’s Travel and Expense Policy.
Mr. R. Chris Kreidler
April 1, 2015

Special COBRA Benefit: You will be eligible for the Special COBRA Benefit, contingent upon your compliance with the terms of this Agreement, including, but not limited to, your timely execution, without revocation, of a General Release (the “Release”) which will be provided to you on the Resignation Date:
Company-Subsidized Health Coverage: Provided that you and/or your eligible dependents, if any, are participating in Sysco’s group health, dental and vision plans on the Resignation Date and elect on a timely basis to continue that participation in some or all of the offered plans through the federal law commonly known as “COBRA,” Sysco will pay the entire premium cost of that participation (the “Company-Subsidized Health Coverage”). You shall continue to be eligible for the Company-Subsidized Health Coverage until the earlier to occur of (1) the date 12 (twelve) months after your Resignation Date or (2) the date you are eligible to enroll in the health, dental and/or vision plans of another employer; provided, however, that your participation is dependent on you and/or your dependents continuing to be eligible to participate in Sysco’s offered plans through COBRA. You agree to notify Sysco promptly if you are eligible to enroll in the plans of another employer or if you or any of your dependents cease to be eligible to continue participation in Company plans through COBRA. You will receive separate information regarding your COBRA benefits.
To receive the Company-Subsidized Health Coverage, you must execute the Release on a timely basis. You will have twenty-one (21) days to consider the Release. As described more fully in the Release, you have seven days following the date you execute the Release to revoke your signature by delivering a written revocation to Adam Skorecki, Senior Vice President & General Counsel at fax number (281) 5842510. The Release will not become effective until you sign it and the seven-day revocation period has passed without you having exercised your right to revoke your signature. You will have until January 31, 2016 to execute the Release and if you do not execute the Release or if you revoke the Release after you execute it, this Agreement will be null and void. You are advised to consult an attorney prior to executing the Release. Please also note that the Release contains provisions regarding non-disparagement of the Company and its officers, employees, directors, products and services and your ongoing cooperation with transition efforts and other important matters related to your employment.
Your continued eligibility for the Special COBRA Benefits is contingent upon your compliance with all ongoing obligations to the Company through December 31, 2015, including those regarding the use and protection of confidential information, restrictions on solicitation of employees and customers, assignment of inventions and intellectual property, restrictions on competitive activities and compliance with the Sysco Code of Conduct.

Mr. R. Chris Kreidler
April 1, 2015

Post-Employment Restrictions: Your receipt of the COBRA Benefit is also subject to your adherence to your ongoing obligations to the Company regarding intellectual property, confidential information to which you had access by virtue of your employment, restrictions on competitive activities, and non-solicitation of employees and customers, including, but not limited to the restrictions contained in any existing noncompetition agreement with the Company. Your breach of the restrictions on your post-employment activities as determined by a final, non-appealable judgment rendered by a court of competent jurisdiction entitles Sysco to cease any remaining benefits owed to you under this Agreement. Moreover, should you fail to comply with restrictions on your post-employment activities, you agree and acknowledge that Sysco will be entitled to recoupment of the COBRA Benefit paid to you.
Other Compensation and Benefits: All other compensation and benefits will be governed by the terms of the applicable plans and programs. Except as provided herein, for the duration of your employment, you remain eligible for compensation and benefits under all existing plans and programs that you currently participate in, including, but not limited to, contribution payments under the Sysco Management Savings Plan. You will be paid for any earned but unused vacation remaining as of the Resignation Date, and you also will be reimbursed for eligible business expenses that you incurred during the course of your employment per Company policy.
No provision of this Agreement may be amended, modified, waived or discharged unless such amendment, waiver, modification or discharge is agreed to in writing and signed by you and the Company. Nothing herein shall modify the at-will nature of your employment. You or the Company may end employment at any time for any lawful reason.
Please sign below and return an executed original of this Agreement to me by April 10, 2015 to acknowledge your understanding of the terms and conditions above.
Sincerely,
/s/ William J. DeLaney
William J. DeLaney
President and Chief Executive Officer

AGREED:

I have read, understand, and agree to the terms and conditions set forth in the letter agreement from Bill DeLaney dated April 1, 2015 (the “Agreement”).

/s/ R. Chris Kreidler        4/1/15
R. Chris Kreidler    Date

cc:    Russell Libby, Executive Vice President, Corporate Affairs & Chief Legal Officer
Paul Moskowitz – Senior Vice President, Human Resources

Mr. R. Chris Kreidler
April 1, 2015

Erin Packwood – Vice President, Total Rewards
Connie S. Brooks – Director, Executive and Stock Based Programs